Presentation for Existing Stockholders Discussing Potential Listing and Liquidity Plan May 12, 2021 1 Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of omni-channel grocery- anchored neighborhood shopping centers.

2 Prepared Remarks Jeff Edison - Chairman and CEO Environment for Potential Offering Commentary: Offering + Listing PECO Overview John Caulfield - CFO Liquidity Estimated Timeline & Milestones Proxy Our Agenda

3 Forward Looking Statements Certain statements contained in this presentation, other than historical facts, may be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 (collectively, the “Acts”). These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Phillips Edison & Company, Inc. (“PECO,” the “Company,” “we,” or “our”) operates, and beliefs of, and assumptions made by, management of the Company and involve uncertainties that could significantly affect the financial results of the Company. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (“SEC”). Such statements include, but are not limited to: (1) statements about our plans, strategies, initiatives, and prospects; (2) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our tenants, our business and our view on forward trends; and (3) statements about our future results of operations, capital expenditures, and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation: (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, shopping centers similar to those in our portfolio; (iii) use of proceeds of this offering; (iv) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (v) competition from other available shopping centers and the attractiveness of shopping centers in our portfolio to our tenants; (vi) the financial stability of our tenants, including, without limitation, their ability to pay rent; (vii) our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the measures taken by federal, state, and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, “stay-at- home” orders and social distancing guidelines, the duration of any such measures and the extent to which the revenues of our tenants recover following the lifting of such restrictions, (b) the effectiveness or lack of effectiveness of governmental relief in providing assistance to individuals and businesses adversely impacted by the COVID-19 pandemic, including our tenants, (c) the effects of the COVID-19 pandemic on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic, (d) the impact of the COVID-19 pandemic on our tenants and their ability and willingness to renew their leases upon expiration, (e) our ability to re-lease our properties on the same or better terms, or at all, in the event of non-renewal or in the event we exercise our right to replace an existing tenant, (f) the loss or bankruptcy of our tenants, particularly in light of the adverse impact to the financial health of many retailers and service providers that has occurred and continues to occur as a result of the COVID-19 pandemic, (g) the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates, (h) to the extent we were and are seeking to dispose of properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices or at all, and (i) our ability to implement cost containment strategies; (x) potential liability for environmental matters; (xi) damage to our properties from catastrophic weather and other natural events, and the physical effects of climate change; (xii) our ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiii) changes in tax, real estate, environmental, and zoning laws; (xiv) information technology security breaches; (xv) our corporate responsibility initiatives; (xvi) loss of our key executives; and (xvii) additional factors described in our Preliminary Prospectus dated May 6, 2021 (our “Preliminary Prospectus”) included in Registration Statement No. 333-255846 (the “Registration Statement”), under the headings “Prospectus Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties.” Should one or more of the risks or uncertainties described above or elsewhere in this presentation occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward- looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this presentation. All forward-looking statements, expressed or implied, included in this presentation are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on their behalf may issue. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements contained in this presentation.

4 Basis of Presentation Unless otherwise indicated, all financial information in this presentation is as of March 31, 2021 and all property information contained in this prospectus is for our wholly- owned portfolio (unless otherwise noted) as of March 31, 2021. Additionally, in this presentation, we refer to certain non-GAAP financial measures, such as core funds from operations, or Core FFO. For non-GAAP financial measures, you can find a definition and a tabular reconciliation to the most directly comparable GAAP number in the attached Appendix. The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, Attn.: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn.: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; or J.P. Morgan Securities LLC, Attn.: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com. To review the preliminary prospectus click the following hyperlink: https://www.sec.gov/ix?doc=/Archives/edgar/data/1476204/000147620421000075/ cik0001476204-20210506.htm

Constructive Environment and Improved Economic Backdrop

PHILLIPS EDISON & COMPANY

MICRO

- Our Neighbors, particularly our grocers, have demonstrated strong resilience throughout the difficult economic conditions caused by the COVID-19 pandemic
- Foot traffic for March 2021 was 104% compared to the average monthly levels during 2019
- Leased occupancy increased to 94.8% at March 31, 2021, from 94.7% at December 31, 2020
- Robust leasing velocity continues - strong activity in Q1 2021
- Progress toward the economy reopening and continued recovery

MACRO

- Positive population trends in the Sun Belt states(1)
- Population shift from urban to non-urban and suburban areas
- Increase in work-from-home initiatives
- Increase in "shop local" trends
- Retailer evolution to omni-channel
  - BOPIS (buy online, pick-up in store)
  - Last mile delivery
- Certain mall tenants relocating to more convenient outdoor shopping center spaces

1. Alabama, Arizona, California, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, South Carolina, Tennessee, and Texas.

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6 Improved Public Market Backdrop at April 30, 2021 SECTOR RECOVERY THE AVERAGE SHARE PRICE OF PUBLICLY TRADED STRIP CENTER REITS HAS RETURNED TO JANUARY 1, 2020 LEVELS(1) SINCE OCTOBER 31, 2020 THE AVERAGE SHARE PRICE OF OTHER STRIP CENTER REITS HAS DOUBLED(1) 1. BRX, KIM, KRG, REG, RPAI, ROIC, RPT, WRI. As of close of market trading on April 30, 2021. The past performance of the public strip center REITs is not necessarily indicative of PECO’s future performance. Average Share Price of Public Strip Center REITs(1) Since January 1, 2020

7 Improving public market backdrop presents constructive environment for potential listing and offering We filed an S-11 registration statement to allow us to potentially raise equity capital in a public offering in conjunction with the listing of our shares Liquidity Commentary: Potential Offering + Listing UnderwritersAccessing the public markets has many potential long-term benefits: • Equity capital to delever our balance sheet to allow for external growth opportunities • Build institutional investor base • Access public debt markets with intent to pursue investment grade rating

PECO Overview

PHILLIPS EDISON & COMPANY

STRATEGY

- **Internally-managed REIT: No third-party asset management fees**
- **30+ years as an owner/operator exclusively focused on grocery-anchored properties**
- **Typically neighborhood centers in non-urban and suburban markets**
- **Scalable platform: national presence with ~300 associates nationwide**
- **Experienced and aligned management team - owning ~8% of the Company**

PORTFOLIO

- **We own equity interests in 300 shopping centers, including 278 wholly-owned shopping centers[(1)]**
- **We believe our high percentage of grocery-anchored centers and the smaller footprint of our centers are advantages**
- **We believe Neighborhood centers support an omni-channel strategy: solving for last mile delivery, facilitating BOPIS, and generating consistent foot traffic**

PERFORMANCE

- **We believe our business model and targeted market approach have generated strong growth over time**
- **Net income (loss) was $9.0 million, $(41.7) million, $47.0 million, $(72.8) million, and $5.5 million, for FY 2016 - 2020, respectively; Net income was $0.1 million for Q1 2021 vs $11.2 million for Q1 2020**
- **Core FFO per share average annual growth of 4.9% for FY 2017 - 2019; 5.7% decline in FY 2020; Core FFO per share increased 11.1% in Q1 2021vs Q1 2020**
- **$1.8 billion of distributions and stock repurchases since inception in 2010**

1. As of March 31, 2021.

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9 Phased-in Approach to Liquidity(1) Shares issued in the offering will be freely tradable common stock Distributions on shares issued in the offering and existing shares will be the same Existing shares will remain non listed for six months after the offering begins trading BENEFITS TO PHASED-IN APPROACH TO LIQUIDITY • Six-month non-listed period is typical for IPOs • Management’s Class B stock subject to same six-month non-listed period • Allows stock to season before potential non-listed period ends • Gives PECO runway to build institutional investor base • Supports execution of our public offering 1. Subject to stockholder approval at the PECO Annual Stockholder Meeting

10 May 6, 2021 S-11 filed with SEC and review process begins Estimated Timeline & Milestones ← Up to six months after listing → Trading commences for newly issued shares under “PECO” ticker on a national stock exchange Six-month non-listed period begins for existing stockholders Six-month non-listed period ends for existing stockholders Existing stockholders’ shares are free to trade under “PECO” ticker on a national exchange without restrictions June 18, 2021 Annual Stockholder Meeting SEC completes review of S-11; timing subject to SEC review Offering marketing commences S-11 declared effective Not to scale. ← Process could take several months →

11 VOTE BY INTERNET - We will be emailing investors Visit www.proxyvote.com/peco - Follow the instructions to obtain your records and vote online. VOTE BY PHONE - We will be calling for votes 1-800-690-6903 (with control number*) 1-855-835-8312 (without control number) * Please have your proxy card and control number in hand when you call and then follow the instructions. VOTE BY MAIL - Investors received the proxy in the mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Questions on the Proposals? Call 833-347-5717 PLEASE VOTE YOUR PROXY TODAY Board of Directors PROPOSAL #1 Executive Compensation Plan PROPOSAL #2 Amendment to 2020 Omnibus Plan PROPOSAL #3 Charter Amendment - Six-Month Non-listed Period PROPOSAL #4 Ratification of Deloitte as Auditors PROPOSAL #5

12 Thank you for joining us! INVESTORRELATIONS@PHILLIPSEDISON.COM INVESTORS AND NIGO SERVICING: (888) 518-8073 PECO ADVISOR SERVICES: (833) 347-5717

13 Appendix

14 Funds from Operations and Core Funds from Operations FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization related to real estate, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company calculates FFO Attributable to Stockholders and OP Unit Holders in a manner consistent with the Nareit definition. Core FFO is an additional performance financial measure used by the Company as FFO includes certain non-comparable items that affect the Company’s performance over time. The Company believes that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. The Company believes it is more reflective of its core operating performance and provides an additional measure to compare its performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, the Company adjusts FFO attributable to stockholders and OP unit holders to exclude certain recurring and non-recurring items including, but not limited to, depreciation and amortization of corporate assets, changes in the fair value of the earn-out liability, amortization of unconsolidated joint venture basis differences, gains or losses on the extinguishment or modification of debt, other impairment charges, and transaction and acquisition expenses. FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO should not be considered alternatives to net income (loss) under GAAP, as an indication of the Company’s liquidity, nor as an indication of funds available to cover the Company’s cash needs, including its ability to fund distributions. Core FFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate its business plan in the manner currently contemplated. Accordingly, FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO, as presented, may not be comparable to amounts calculated by other REITs. Non-GAAP Measures

15 The table below presents the Company’s calculation of FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO for the three months ended March 31, 2021 and 2020 (in thousands, except per share amounts): Three Months Ended March 31, 2021 2020 Calculation of FFO Attributable to Stockholders and OP Unit Holders       Net income $ 117 $ 11,199 Adjustments: Depreciation and amortization of real estate assets 54,341 54,817 Impairment of real estate assets 5,000 — (Gain) loss on disposal of property, net (13,841) 1,577 Adjustments related to unconsolidated joint ventures (637) 654 FFO attributable to stockholders and OP unit holders 44,980 68,247 Calculation of Core FFO       FFO attributable to stockholders and OP unit holders $ 44,980 $ 68,247 Adjustments:       Depreciation and amortization of corporate assets 1,000 1,410 Change in fair value of earn-out liability 16,000 (10,000) Amortization of unconsolidated joint venture basis differences 746 467 Loss on extinguishment of debt, net 691 73 Transaction and acquisition expenses 141 45 Core FFO $ 63,558 $ 60,242 FFO Attributable to Stockholders and OP Unit Holders/Core FFO per Share Weighted-average common shares outstanding - diluted 320,985 333,228 FFO attributable to stockholders and OP unit holders per share - diluted $ 0.14 $ 0.20 Core FFO per share - diluted $ 0.20 $ 0.18 Non-GAAP Measures

Non-GAAP Measures

PHILLIPS EDISON & COMPANY

The table below presents the Company's calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO for the years ended December 31, 2020, 2019, 2018, 2017, and 2016 (in thousands, except per share amounts):

	2020	2019	2018	2017[1]	2016[1]
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests					
Net income (loss)	$ 5,462	$ (72,826)	$ 46,975	$ (41,718)	$ 9,043
Adjustments:					
Depreciation and amortization of real estate assets	218,738	231,023	177,504	127,771	106,095
Impairment of real estate assets	2,423	87,393	40,782	—	—
Gain on the sale or contribution of property, net	(6,494)	(28,170)	(109,300)	(1,760)	(4,732)
Adjustments related to unconsolidated joint ventures	1,552	(128)	560	—	—
FFO attributable to the Company	221,681	217,292	156,521	84,293	110,406
Adjustments attributable to noncontrolling interests not convertible into common stock	—	(282)	(299)	(143)	—
FFO attributable to stockholders and convertible noncontrolling interests	$ 221,681	$ 217,010	$ 156,222	$ 84,150	$ 110,406
Calculation of Core FFO					
FFO attributable to stockholders and convertible noncontrolling interests	$ 221,681	$ 217,010	$ 156,222	$ 84,150	$ 110,406
Adjustments:					
Depreciation and amortization of corporate assets	5,941	5,847	13,779	2,900	—
Change in fair value of earn-out liability and derivatives	(10,000)	(7,500)	2,393	(201)	(1,510)
Other impairment charges	359	9,661	—	—	—
Amortization of unconsolidated joint venture basis differences	1,883	2,854	167	—	—
Noncash vesting of Class B units and termination of affiliate arrangements	—	—	—	29,491	—
Loss (gain) on extinguishment or modification of debt, net	4	2,238	(93)	(572)	(63)
Transaction and acquisition expenses	539	598	3,426	16,243	5,803
Other	—	158	232	—	—
Core FFO[2]	$ 220,407	$ 230,866	$ 176,126	$ 132,011	$ 114,636
FFO Attributable to Stockholders and Convertible Noncontrolling Interests/Core FFO per share					
Weighted-average shares outstanding - diluted[3]	333,466	327,510	241,367	196,506	186,665
FFO Attributable to stockholders and convertible noncontrolling interests per share - diluted[3]	$ 0.66	$ 0.66	$ 0.65	$ 0.43	$ 0.59
Core FFO per share - diluted[3]	$ 0.66	$ 0.70	$ 0.73	$ 0.67	$ 0.61

(1) Certain prior period amounts have been reclassified to conform with current year presentation.
(2) In 2019, we are presenting Core FFO in place of Modified Funds from Operations. Prior years have been updated to conform with the presentation of Core FFO.
(3) Restricted stock awards were dilutive to FFO attributable to stockholders and OP unit holders per share and Core FFO per share, which may result in a different number of shares in periods of net loss for GAAP as their impact would be anti-dilutive.

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